EXHIBIT 99.1

Fifth Street Finance Corp. Announces Staff Additions and Promotion

WHITE PLAINS, N.Y., Oct. 5, 2009 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (NYSE:FSC) is pleased to announce the addition of four new team members to its Investment Adviser, Fifth Street Management LLC ("Fifth Street") and the promotion of Stacey Thorne to Director of Investor Relations.

Lawrence Beller joins Fifth Street as a Vice President in the Execution team. Mr. Beller has over 12 years of experience managing financial transactions. Most recently, Mr. Beller worked for J.P. Morgan, where he was an Executive Director in the CDO Structuring and Execution group. Prior to J.P. Morgan, Mr. Beller was a Managing Director Principal at Bear, Stearns & Co. Inc., where he originated and structured securitizations of various fixed-income assets.

David Harrison joins Fifth Street as a Vice President in the Compliance team after 11 years of experience as corporate and securities attorney, most recently with the law firm Dewey & LeBeouf LLP.

Lee Haspel joins Fifth Street as an Analyst in the Execution team. Mr. Haspel most recently worked for Twin Capital Management as an Analyst focused on various equity trading strategies. Prior to Twin Capital Management, Mr. Haspel worked for Halcyon Asset Management in their Corporate Debt Group.

Danielle Presta joins Fifth Street as Executive Assistant. Ms. Presta most recently spent 6 years as a Trading Assistant at First Commercial Credit Corp., a distressed securities hedge fund based out of New York, NY.

Fifth Street is also pleased to announce the recent promotion of Stacey Thorne to Director of Investor Relations. Ms. Thorne's dedication to the firm has been instrumental to our successful capital raises and increased awareness to Wall Street and investors.

Leonard Tannenbaum, Fifth Street's CEO, said, "These key hires build upon our already strong core team and continue to position Fifth Street as a leader in middle market lending."

Fifth Street is always looking for talented individuals. To apply or inquire about current openings with Fifth Street, please visit our website at www.fifthstreetfinance.com/careers.

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a specialty finance company that lends to and invests in small and mid-sized companies in connection with an investment by private equity sponsors. Fifth Street Finance Corp's investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments.

The Fifth Street Finance Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5525

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of Fifth Street Finance Corp. Words such as "believes," "expects," "projects," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in our filings with the Securities and Exchange Commission. Fifth Street Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:  Fifth Street Finance Corp.
          Investor Relations
          Stacey Thorne, Head of Investor Relations
          (914) 286-6811
          Stacey@fifthstreetcap.com